Exhibit 23.1




Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement of V-ONE Corporation (the Company) on Form S-3 (File No. 333-67625) of our report dated March 11, 1999, except as to Note 14 which is as of March 31, 1999 on our audits of the financial statements of the Company as of December 31, 1997, and 1998, and for the years ended December 31, 1996, 1997, and 1998, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."


                                             /s/ PricewaterhouseCoopers LLP

McLean, Virginia
April 6, 1999